[Cincinnati Bell Logo]

Press Release

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Reports Financial Results
for the Second Quarter 2004

•	Reduces net debt* by $30 million

•	Adds 11,000 “super bundle” subscribers

•	Adds 9,000 wireless subscribers and 7,000 DSL subscribers

•	Improves operating income 10 percent versus prior quarter

•	Reaffirms guidance for 2004

CINCINNATI – July 28, 2004 — Cincinnati Bell Inc. (NYSE:CBB) today announced its financial results for the second quarter 2004.

Summary

In the second quarter, the company continued to make steady progress toward reducing net debt. The company also posted solid wireless and DSL activations. As in previous quarters, the cost of these activations had the effect of reducing operating income versus the prior year quarter. However, operating income showed substantial improvement sequentially.

For the quarter, the company reported revenue of $297 million, operating income of $80 million, and net income of $15 million, or $0.05 per diluted share. Excluding the Hardware and Managed Services segment and the Broadband segment, revenue declined by $9 million, or 3 percent, versus the prior year quarter. Revenue declined primarily in local voice and long distance services. Excluding only the Broadband segment, revenue declined $20 million, or 6 percent, versus the second quarter of 2003. This decline is due in part to the sale of substantially all of the out-of-territory assets of the company’s

Cincinnati Bell Technology Solutions (CBTS) division in the first quarter of 2004. Primarily as a result of this sale, revenue in the Hardware and Managed Services segment, where CBTS is reported, fell by $12 million versus the prior year quarter.

Operating income, excluding the Broadband segment, declined by $12 million, or 13 percent, versus the second quarter of 2003, but improved by $9 million, or 12 percent, versus the first quarter of 2004. The year over year decline is due primarily to increased depreciation ($6 million) and increased subscriber acquisition cost ($7 million) related to wireless, DSL and out-of-territory local service, as well as revenue declines offset by other cost reductions. The sequential improvement in operating income is due primarily to a $5 million improvement in operating income in the Wireless segment plus a $5 million decline in Selling, General and Administrative expenses in the remaining segments, offset by revenue declines.

In addition, during the second quarter, the company produced $37 million of cash flow**. The company reduced net debt by $30 million in the quarter, as $6 million of accreting debt and a $1 million working capital adjustment partially offset the net debt reduction due to cash flow. At quarter-end, net debt was $2.2 billion, or 23 percent lower than at the end of the second quarter of 2003.

The company also reported capital expenditures of $38 million during the second quarter, an increase of $15 million from the first quarter of 2004. This increase was primarily due to a $9 million increase in wireless capital substantially related to cell site construction and radio additions, plus a $4 million increase in the Other segment related to the installation of a long distance switch designed to reduce the cost of long distance minutes. The company maintains its guidance for full-year capital expenditures of 10-12 percent of revenue.

Operational Highlights

•	The company posted Digital Subscriber Line (DSL) net additions of 7,000 in the quarter, up 70 percent from the second quarter of 2003. The company finished the second quarter with 117,000 DSL subscribers, up 30,000, or 35 percent, from the prior year. DSL penetration stood at 12 percent of access lines at quarter end, up from 9 percent the prior year and 11 percent the prior quarter.

•	Access lines declined by 21,000, or 2.1 percent, from the prior year. Access lines declined 2,000 from the prior quarter, a significant improvement over the 5,000 line sequential decline in the first quarter of 2004 and the 8,000 line sequential decline in the fourth quarter of 2003. This improvement was due primarily to the success of the company’s out-of-territory local service offering in Dayton, which was launched in March of 2004. The company added 8,000 out-of-territory lines in the second quarter of 2004, finishing the quarter with 19,000 total out-of-territory lines. Meanwhile, in-territory lines declined by 33,000 versus the second quarter of 2003. The company has provided a ten-quarter history of access lines for both in-territory and out-of-territory operations in the table distributed with this release.

•	During the quarter, the company continued to execute its plan of accelerating wireless acquisitions by adding 9,000 subscribers, versus a decline of 6,000 subscribers in the prior year quarter. The company reported gross activations of 61,000 in the second quarter, up 60 percent from the second quarter of 2003 and flat to the first quarter of 2004.

•	During the second quarter, the company added 11,000 net subscribers to its Custom Connections “super-bundle” which offers local, long distance, wireless and DSL. This activation performance was 96 percent better than the second quarter of 2003. Sixteen percent of the company’s in-territory consumer households are now super-bundle customers. This helped to increase in-territory consumer revenue per household 3 percent versus the second quarter of 2003, to a total of approximately $77 per month. As a result of these bundling efforts, 75 percent of in-territory DSL and postpaid wireless activations came as part of the bundle.

“In the second quarter, Cincinnati Bell remained focused on de-levering, reducing net debt by $30 million, while improving the profitability of the business versus the prior quarter. Meanwhile, we protected our core franchise through bundling of wireless and DSL. Our sales performance was driven by growth in the bundle, as evidenced by strong net additions to our Custom Connections “super-bundle,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “We also achieved substantial growth in our out-of-territory local service effort.”

Local Communications Services

The company’s Local segment, which includes the operations of the company’s local-exchange subsidiary, Cincinnati Bell Telephone (CBT), produced revenue of $190 million and operating income was $71 million for the second quarter of 2004, both down 3 percent versus the second quarter of 2003. The decline in revenue was primarily due to a decline in voice revenue driven by declining access lines, offset by growth in DSL revenue. Operating income declined due to the revenue decline and due to increases in both bad debt expense and subscriber acquisition expense, offset by a reduction in labor expense. Bad debt expense, which declined versus the prior two quarters, increased $2 million versus the second quarter of 2003 due to a favorable bad debt adjustment in that quarter, which was not repeated in second quarter of 2004. Subscriber acquisition expense increased $1 million from the prior year quarter primarily related to DSL and local service in Dayton, while labor expense declined $3 million due to reduced staffing levels and favorable pension expense adjustments. Capital investment was $22 million, or 12 percent of revenue, during the quarter.

Wireless Services

CBW reported revenue of $67 million in the second quarter, down 1 percent versus the second quarter of 2003, as an increase in equipment revenue partially offset lower service revenue. However, second quarter revenue was up 5 percent compared to the first quarter of 2004. Revenue increased sequentially due to a seasonal increase in usage and price increases on certain rate plans launched in the third and fourth quarters of 2003.

Operating income for the quarter was $7 million, a $16 million decline versus the second quarter of 2003 and a $5 million increase from the prior quarter. Operating income declined year over year due to an $8 million increase in depreciation and amortization and a $6 million increase in subscriber acquisition cost, with the remainder due to the decline in revenue. Operating income increased versus the first quarter of 2004 primarily due to the increase in revenue and a $2 million asset impairment charge taken in the first quarter, which was not repeated in the second quarter.

For the quarter, postpaid Average Revenue Per User (ARPU***) was $56, a 6 percent increase, while prepaid ARPU was $19, a 10 percent decline, both versus the first quarter of 2004. Postpaid ARPU increased due to the seasonal impacts and price increases described above. Postpaid APRU declined 8 percent, while prepaid ARPU declined 6 percent, both versus the second quarter of 2003. Postpaid ARPU declined versus the prior year quarter due to customer migration to lower ARPU plans offered in the third and fourth quarters of 2003. Postpaid cost per gross addition (CPGA****) was $411, while prepaid CPGA was $109, a 4 percent decrease and a 91 percent increase, respectively, versus the prior year quarter. Prepaid CPGA increased primarily due to increased promotional cost and increased handset subsidy.

Postpaid churn finished the quarter at 1.95 percent, up 0.11 points versus the prior quarter and 0.13 points versus the second quarter of 2003. The churn increase was due primarily to the price increases described above.

Capital investment was $12 million in the quarter, or 18 percent of revenue. The company finished the quarter with 495,000 subscribers, 92,000 of which were on the company’s GSM/GPRS network, which the company launched in the fourth quarter of 2003.

Hardware and Managed Services

Revenue in the segment of $28 million increased 16 percent versus the second quarter of 2003, excluding revenue associated with the sale of substantially all of the out-of-territory assets of CBTS. This increase was due primarily to a large non-recurring sale of hardware to the new owner of the sold assets and an increase in sales of telecommunications equipment to enterprises. Including the impact of the sold assets, revenue was down 29 percent versus the second quarter of 2003. Operating income of $3 million was down $1 million, also versus the second quarter of 2003. Operating income declined primarily due to a $1 million gain on the sale of assets in the second quarter of 2003, which was not repeated in the second quarter of 2004.

Other Communications Services

Other Communications Services, which includes the company’s voice long distance and public payphone operations, reported revenue of $19 million in the second quarter, down 9 percent from the same quarter a year ago, primarily due to declines in long distance and payphone usage. The segment produced $3 million in operating income for the quarter, flat to the prior year quarter, as the cost of long distance minutes, selling, general and administrative expenses and depreciation all declined. The cost of long distance minutes fell due to lower minute volume, the installation of a switch and the negotiation of lower wholesale long distance per-minute costs.

CBAD’s Cincinnati market share of CBT access lines for which a long distance carrier is selected was 73 percent in the consumer market and 46 percent in the business market at the end of the second quarter, improvements of 3 points and 1 point, respectively, versus the prior year quarter.

Broadband

The Broadband segment produced no revenue in the quarter, due to the sale of substantially all of the company’s broadband assets in 2003. There are no longer any meaningful operations in this segment. The remaining activity relates to the disposition of remaining liabilities associated with the broadband sale. At the end of the second quarter, the company had $52 million in such liabilities. Year-to-date, the company has eliminated $10 million of such liabilities, using $4 million in cash.

“In the second quarter, Cincinnati Bell executed well against its strategy of reducing net debt while driving wireless and DSL activations,” said Brian Ross, Cincinnati Bell Inc.’s Chief Financial Officer. “Our financial condition continues to improve even as we invest in the defense of our core franchise.”

Financial Guidance

Cincinnati Bell reaffirms its guidance for 2004:

•	Revenue decline, excluding the Broadband segment, of low single-digit percent (Note that, due to new segment reporting effective 1/1/04, the operations of CBTS are no longer reported in the Broadband segment, but are now in the Hardware and Managed Services segment. Note further that the company sold substantially all of the out-of-territory assets of CBTS in the first quarter of 2004, which will reduce revenue by approximately $15 million per quarter. However, the guidance statement above remains unchanged.)

•	Net access line decline of 2 to 4 percent

•	DSL net additions of 30,000 to 35,000

•	Wireless net additions of 50,000 to 60,000

•	Depreciation of $190 to $195 million

•	Operating income of $295 to $310 million

•	Effective tax rate of approximately 50 percent; with approximately $5 million in cash tax payments as a result of utilizing net operating loss carryforwards.

•	Capital expenditures of 10 to 12 percent of revenue

•	Net debt reduction of approximately $140 million

Use of Non-GAAP Financial Measures

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company’s liquidity and financial health. Net debt is defined by the company as the sum of short-term and long-term debt, net of the fair value of hedging instruments that are applicable to such debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents. A detailed reconciliation of the company’s net debt to comparable GAAP financial measures is given in the attached financial information.

**The company has presented certain information regarding cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies. A detailed reconciliation of the company’s cash flow to comparable GAAP financial measures is given in the attached financial information.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with additional and useful comparisons of the company’s current results of operations and cash flows with past and future periods.

***The company has presented certain information regarding average revenue per user (ARPU) because the company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by our average subscriber base for the respective period. For a given period, the average subscriber base is calculated by adding subscribers at the beginning of the period to subscribers at the end of the period and dividing the sum by two.

****The company has presented certain information regarding cost per gross addition (CPGA) because the company believes CPGA provides a useful measure of the initial expense to add a wireless subscriber. CPGA is calculated by adding incentives for handsets sold (costs have historically exceeded the related revenue) to selling expenses (which excludes bad debt) and dividing the sum by total gross subscriber acquisitions during the relevant period.

Conference Call/Webcast

Cincinnati Bell Inc. will host a conference call discussing its second quarter 2004 results on Wednesday, July 28, 2004 at 9:00 am EDT, which will be web-cast on the company’s website at www.cincinnatibell.com. The dial-in number for the conference call is 1-877-641-0086. International callers may dial 678-460-1867. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5 p.m. (EDT) on August 12, 2004. For U.S. callers, the replay will be available at 866-453-6660. For international callers, the replay will be available at 678-460-1866. The replay reference number is 149528.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believe,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but are not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, Quarterly Form 10-Q reports and Form 8-K reports. The forward-looking statements included in this press release represent the company’s estimates as of July 28, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)

(in millions — except per share amounts)

	For the Three Months			For the Six Months
	Ended June 30,		%	Ended June 30,		%
	2004	2003	Change	2004	2003	Change
Revenue	$297.0	$450.6	(34%)	$599.4	$931.3	(36%)
Costs & Expenses
Cost of Services and Products	117.6	209.8	(44%)	243.3	428.7	(43%)
Selling, General & Administrative	53.6	109.5	(51%)	111.5	230.2	(52%)
Depreciation and Amortization	45.6	39.7	15%	91.3	81.3	12%
Restructuring	—	(3.4)	n/m	0.2	(3.4)	(106%)
Asset Impairments and Other Charges (Credits)	(0.2)	(1.1)	(82%)	(0.1)	(0.8)	(88%)
Gain on Sale of Broadband Assets	—	(299.0)	n/m	—	(299.0)	n/m

Operating Income	80.4	395.1	(80%)	153.2	494.3	(69%)
Minority Interest Expense	1.2	15.8	(92%)	1.3	29.9	(96%)
Other (Income) Expense, Net	—	(0.4)	n/m	(0.1)	(0.5)	(80%)
Interest Expense and Other Financing Costs	50.5	61.3	(18%)	101.4	106.6	(5%)

Income before Income Taxes and Cumulative Effect of Change in Accounting Principle	28.7	318.4	(91%)	50.6	358.3	(86%)
Income Tax Expense	13.8	(2.0)	n/m	24.8	—	n/m

Income before Cumulative Effect of Change in Accounting Principle	14.9	320.4	(95%)	25.8	358.3	(93%)
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—	n/m	—	85.9	n/m

Net Income	14.9	320.4	(95%)	25.8	444.2	(94%)
Preferred Stock Dividends	2.6	2.6	—	5.2	5.2	—

Net Income Applicable to Common Shareowners	$12.3	$317.8	(96%)	$20.6	$439.0	(95%)

Basic Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.05	$1.45		$0.08	$1.62
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—		—	0.39

Net Earnings Per Common Share	$0.05	$1.45		$0.08	$2.01

Diluted Earnings Per Common Share
Income before Cumulative Effect of Change in Accounting Principle	$0.05	$1.33		$0.08	$1.55
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	—		—	0.35

Net Earnings Per Common Share	$0.05	$1.33		$0.08	$1.90

Weighted Average Common Shares Outstanding
- Basic	245.0	218.9		245.0	218.9
- Diluted	250.4	249.1		252.0	244.9

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	For the Three Months			For the Six Months
	Ended June 30,		%	Ended June 30,		%
	2004	2003	Change	2004	2003	Change
Revenue
Local	$189.6	$194.5	(3%)	$380.5	$389.1	(2%)
Wireless	67.1	67.9	(1%)	131.2	131.8	—
Hardware & Mgd. Services	28.1	39.6	(29%)	62.5	77.4	(19%)
Other	19.0	20.8	(9%)	37.8	40.9	(8%)
Broadband	—	147.0	n/m	—	332.4	n/m
Corporate and eliminations	(6.8)	(19.2)	(65%)	(12.6)	(40.3)	(69%)

Total Revenue	$297.0	$450.6	(34%)	$599.4	$931.3	(36%)

Cost of Services and Products
Local	$55.8	$58.5	(5%)	$112.1	$118.8	(6%)
Wireless	32.0	25.4	26%	65.4	51.2	28%
Hardware & Mgd. Services	21.3	30.2	(29%)	48.2	58.0	(17%)
Other	12.9	13.9	(7%)	26.0	28.6	(9%)
Broadband	—	96.7	n/m	—	203.2	n/m
Corporate and eliminations	(4.4)	(14.9)	(70%)	(8.4)	(31.1)	(73%)

Total Cost of Services and Products	$117.6	$209.8	(44%)	$243.3	$428.7	(43%)

Selling, General & Administrative
Local	$33.3	$31.7	5%	$66.8	$66.2	1%
Wireless	13.3	12.5	6%	25.5	23.7	8%
Hardware & Mgd. Services	3.3	6.0	(45%)	8.7	12.0	(28%)
Other	3.2	3.7	(14%)	6.1	7.6	(20%)
Broadband	(0.1)	49.6	(100%)	—	117.4	n/m
Corporate and eliminations	0.6	6.0	(90%)	4.4	3.3	33%

Total Selling, General & Administrative	$53.6	$109.5	(51%)	$111.5	$230.2	(52%)

Depreciation and Amortization
Local	$29.8	$31.1	(4%)	$59.7	$62.3	(4%)
Wireless	15.2	7.7	97%	30.2	15.3	97%
Hardware & Mgd. Services	0.2	0.2	—	0.4	0.3	33%
Other	0.3	0.6	(50%)	0.7	1.1	(36%)
Broadband	—	—	—	—	1.9	n/m
Corporate and eliminations	0.1	0.1	—	0.3	0.4	(25%)

Total Depreciation and Amortization	$45.6	$39.7	15%	$91.3	$81.3	12%

Restructuring
Local	$—	$—	—	$0.2	$—	n/m
Wireless	—	—	—	—	—	—
Hardware & Mgd. Services	—	—	—	—	—	—
Other	—	—	—	—	—	—
Broadband	—	(3.4)	n/m	—	(3.4)	n/m
Corporate and eliminations	—	—	—	—	—	—

Total Restructuring	$—	$(3.4)	n/m	$0.2	$(3.4)	(106%)

Asset Impairments and Other Charges (Credits)
Local	$—	$—	—	$—	$0.3	n/m
Wireless	—	—	—	2.4	—	n/m
Hardware & Mgd. Services	—	(1.2)	n/m	(1.1)	(1.2)	(8%)
Other	—	—	—	—	—	—
Broadband	(0.2)	(298.9)	(100%)	(1.4)	(298.9)	(100%)
Corporate and eliminations	—	—	—	—	—	—

Total Asset Impairments and Other Charges (Credits)	$(0.2)	$(300.1)	(100%)	$(0.1)	$(299.8)	(100%)

Operating Income
Local	$70.7	$73.2	(3%)	$141.7	$141.5	—
Wireless	6.6	22.3	(70%)	7.7	41.6	(81%)
Hardware & Mgd. Services	3.3	4.4	(25%)	6.3	8.3	(24%)
Other	2.6	2.6	—	5.0	3.6	39%
Broadband	0.3	303.0	(100%)	1.4	312.2	(100%)
Corporate and eliminations	(3.1)	(10.4)	(70%)	(8.9)	(12.9)	(31%)

Total Operating Income	$80.4	$395.1	(80%)	$153.2	$494.3	(69%)

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions — except debt covenants and segment metric information)

	June 30,	December 31,
	2004	2003
Assets
Cash and Cash Equivalents	$22.3	$26.0
Receivables — Net	132.7	140.5
Materials and Supplies	45.4	33.6
Other Current Assets	77.2	59.3
Property, Plant and Equipment — Net	869.9	898.8
Goodwill	40.9	40.9
Other Intangible Assets — Net	43.8	47.2
Noncurrent Deferred Tax Assets	662.4	696.9
Other Noncurrent Assets	127.4	130.3

Total Assets	$2,022.0	$2,073.5

Liabilities and Shareowners’ Deficit
Current Portion of Long-Term Debt	$16.9	$13.3
Current Portion of Unearned Revenue and Customer Deposits	41.3	41.5
Accounts Payable	70.8	64.5
Accrued Taxes	29.0	43.7
Other Current Liabilities	136.5	143.8
Long-Term Debt, Less Current Portion	2,192.7	2,274.5
Unearned Revenue, Less Current Portion	10.7	11.9
Other Noncurrent Liabilities	139.3	120.0
Minority Interest	41.0	39.7
Shareowners’ Deficit	(656.2)	(679.4)

Total Liabilities and Shareowners’ Deficit	$2,022.0	$2,073.5

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.2	244.6
Net Debt	$2,187.6	$2,261.8
Credit Facility Availability	$334.8	$299.5

Debt Covenants:
Debt to EBITDA Ratio — Calculated	4.80	4.70
Debt to EBITDA Ratio — Required	5.95	6.20

Senior Secured Debt to EBITDA Ratio — Calculated	1.77	1.87
Senior Secured Debt to EBITDA Ratio — Required	3.75	4.00

Interest Coverage Ratio — Calculated	2.89	3.52
Interest Coverage Ratio — Required	2.25	2.50

Year-to-date Capital Expenditures — Restricted Group Actual	60.9	122.2
Maximum Annual Capital Expenditures — Restricted Group Allowed	137.8	146.0

Segment Metric Information (in thousands):
Local Access Lines	979.4	985.8
Complete Connections Subscribers	329.4	312.5
DSL Subscribers	117.4	99.5
Custom Connections Subscribers	102.4	71.4

GSM:
Postpaid Wireless Subscribers	60.4	8.3
Prepaid Wireless Subscribers	31.6	—
TDMA:
Postpaid Wireless Subscribers	258.2	303.6
Prepaid Wireless Subscribers	144.4	162.5

Total Wireless Subscribers	494.6	474.4

Consumer Long Distance Lines	417.2	414.4
Business Long Distance Lines	125.1	124.6

Total Long Distance Lines	542.3	539.0

Cincinnati Bell Telephone
10 Quarter Access Line Detail
(Unaudited)

(in thousands)

	2002				2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q
Access Lines
In-Territory	1,025.2	1,017.4	1,008.6	1,005.4	1,002.1	992.7	985.7	976.6	969.3	959.9
Out-of-Territory	3.3	4.1	5.3	6.5	7.1	7.8	8.5	9.2	11.6	19.5

Total Access Lines	1,028.5	1,021.5	1,013.9	1,011.9	1,009.2	1,000.5	994.2	985.8	980.9	979.4

Cincinnati Bell Inc.
Consolidated Revenue and Operating Income Excluding Broadband
(Unaudited)

(dollars in millions)	For the Three Months			For the Six Months
	Ended June 30,		%	Ended June 30,		%
	2004	2003	Change	2004	2003	Change
Reconciliation of Consolidated Revenue to Consolidated Revenue Excluding Broadband
Revenue	$297.0	$450.6	(34%)	$599.4	$931.3	(36%)
Less adjustments:
Broadband Revenue	—	147.0	(100%)	—	332.4	(100%)
Broadband Intercompany Activity	—	(13.7)	(100%)	—	(30.3)	(100%)

Consolidated Revenue Excluding Broadband	$297.0	$317.3	(6%)	$599.4	$629.2	(5%)

Reconciliation of Consolidated Operating Income to Consolidated Operating Income Excluding Broadband
Operating Income	$80.4	$395.1	(80%)	$153.2	$494.3	(69%)
Less adjustments:
Broadband Operating Income	0.3	303.0	(100%)	1.4	312.2	(100%)

Consolidated Operating Income Excluding Broadband	$80.1	$92.1	(13%)	$151.8	$182.1	(17%)

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	June 30,	December 31,	Change
(dollars in millions)	2004	2003	$	%
Credit Facilities	$521.0	$608.4	$(87.4)	(14%)
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.	500.0	500.0	—	—
16% Senior subordinated notes of Cincinnati Bell Inc.	367.8	360.6	7.2	2%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.	50.0	50.0	—	—
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.	539.7	540.0	(0.3)	—
Capital leases	17.9	18.2	(0.3)	(2%)
Other short-term debt	1.3	2.7	(1.4)	(52%)
Unamortized discount	(38.1)	(42.1)	4.0	(10%)

Total Debt	2,209.6	2,287.8	(78.2)	(3%)

Add: Interest Rate Swap Liability on 8 3/8% Notes due 2014	0.3	—	0.3	—
Less: Cash and Cash Equivalents	(22.3)	(26.0)	3.7	(14%)

Net Debt (as defined by the company)	$2,187.6	$2,261.8	$(74.2)	(3%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)	For the Three Months
	Ended June 30,
Consolidated Cash Flow	2004	2003
Cash provided by operating activities	$74.6	$90.7

Capital expenditures	(38.1)	(35.5)
Proceeds from sale of assets	(1.3)	62.2
Other	1.5	(4.3)

Cash used in investing activities	(37.9)	22.4

Issuance of long-term debt	—	—
Repayment of long-term debt	(35.4)	(112.4)
Short-term borrowings (repayments), net	(0.8)	(1.7)
Debt issuance costs	—	(2.7)
Issuance of common shares — exercise of stock options	0.3	—
Preferred stock dividends paid	(2.6)	(2.6)
Other	1.3	—

Cash used in financing activities	(37.2)	(119.4)

Net decrease in cash and cash equivalents	(0.5)	(6.3)
Cash and cash equivalents at beginning of period	22.8	36.4

Cash and cash equivalents at end of period	$22.3	$30.1

Reconciliation of GAAP Cash Flow to Cash Flow as defined by the company
Net decrease in cash and cash equivalents	$(0.5)	$(6.3)
Less adjustments:
Change in restricted cash (operating activities)	—	6.9
Issuance of long-term debt (financing activities)	—	—
Repayment of long-term debt (financing activities)	(35.4)	(112.4)
Short-term borrowings (repayments), net (financing activities)	(0.8)	(1.7)
Proceeds from sale of assets (investing activities)	(1.3)	62.2

Cash flow (as defined by the company)	$37.0	$38.7

Cash Expenditures for Restructuring	$(0.7)	$(3.7)
Income Tax Refunds / (Payments)	$(1.7)	$(0.1)